                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   SIX MONTHS
                                                                                      ENDED
                                                                                  JUNE 30, 1996
                                                                                  -------------
Earnings:
  Net loss......................................................................     $(7,224)
     Add:
       Equity in loss of Globalstar, L.P........................................       7,224
       Interest expense.........................................................       6,719
                                                                                  -------------
Earnings available to cover fixed charges(1)....................................     $ 6,719
                                                                                  ==========
Fixed charges -- interest expense...............................................     $ 6,719
                                                                                  ==========
Ratio of earnings to fixed charges..............................................           1x
                                                                                  ==========

- ---------------

(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                                                      CUMULATIVE
                                                                                    MARCH 23, 1994
                                                                  SIX MONTHS       (COMMENCEMENT OF
                                                                     ENDED          OPERATIONS) TO
                                                                 JUNE 30, 1996      JUNE 30, 1996
                                                                 -------------     ----------------
Net loss.....................................................      $ (28,325)         $ (122,806)
Dividends on Redeemable Preferred Partnership Interests......         (6,719)             (6,719)
                                                                 -------------     ----------------
Deficiency of earnings to cover fixed charges................      $ (35,044)         $ (129,525)
                                                                  ==========       ==============

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